Exhibit (a)

GLEACHER ALTERNATIVES INVESTMENT COMPANY

AMENDED ARTICLES OF INCORPORATION

     AMY S. ROOKER, whose address is c/o Gibson Dunn & Crutcher LLP, 200 Park Avenue, New York, New York 10166, being at least eighteen (18) years of age, hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that the Articles of Incorporation of Gleacher Alternatives Investment Company, a Maryland corporation (the “Corporation”), originally filed with the Department on April 19, 2004, are hereby amended as follows and that such amendment is made before the organizational meeting of the board of directors of the Corporation and before the Corporation has stock outstanding or subscribed for:

     FIRST: The undersigned, Amy S. Rooker, whose address is c/o Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York 10166, being at least 18 years of age, does hereby form a corporation under the general laws of the State of Maryland.

     SECOND: The name of the corporation (which is hereafter called the “Corporation”) is:

Gleacher Investment Corporation

     THIRD: The purposes for which the Corporation is formed are to conduct and carry on the business of a business development company, subject to making an election under the Investment Company Act of 1940, as amended, and to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as of now or hereafter in force.

     FOURTH: The address of the principal office of the Corporation in this State is The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202.

     FIFTH: The name and address of the resident agent of the Corporation are The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202. The resident agent is a Maryland corporation.

     SIXTH: The total number of shares of stock which the Corporation has authority to issue is 1,000 shares of Common Stock, $.001 par value per share. The aggregate par value of all authorized shares of stock having a par value is $1.00.

     SEVENTH: The Corporation shall have a board of two directors unless the number is increased or decreased in accordance with the Bylaws of the Corporation. However, the number of directors shall never be less than the minimum number required by the Maryland General Corporation Law. The initial directors are:

Emil W. Henry, Jr.
Jeffrey H. Tepper

     EIGHT: (a) The Corporation reserves the right to make any amendment of the charter, now or hereafter authorized by law, including any amendment which alters the contract rights, as expressly set forth in the charter, of any shares of outstanding stock.

          (b) The Board of Directors of the Corporation may authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable, subject to such restrictions or limitations, if any, as may be set forth in the Bylaws of the Corporation.

          (c) The Board of Directors of the Corporation may, by articles supplementary, classify or reclassify any unissued stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption of the stock.

     NINTH: No holder of shares of stock of any class shall have any preemptive right to subscribe to or purchase any additional shares of any class, or any bonds or convertible securities of any nature; provided, however, that the Board of Directors may, in authorizing the issuance of shares of stock of any class, confer any preemptive right that the Board of Directors may deem advisable in connection with such issuance.

     TENTH: To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers, subject to the Investment Company Act of 1940, as amended, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the charter of Bylaws inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

     The undersigned acknowledges these Amended Articles of Incorporation to be her act on this 22nd day of April, 2004.

/s/ Amy S. Rooker
Amy S. Rooker

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